Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- ) pertaining to the CoStar Group, Inc. 2007 Stock Incentive Plan of our report dated February 19, 2007 (June 22, 2007 as to the change in operating segments described in Note 14) with respect to the consolidated financial statements of CoStar Group, Inc. included in its Current Report on Form 8-K dated June 22, 2007, and our report dated February 19, 2007 with respect to CoStar Group, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of CoStar Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

                                       /s/ Ernst & Young LLP

McLean, Virginia
June 22, 2007